Filed Pursuant to Rule 424(b)(3)

Registration No. 333-217215

PROSPECTUS SUPPLEMENT NO. 3

TO PROSPECTUS DATED JULY 17, 2017

Inspired Entertainment, Inc.

_________________

This Prospectus Supplement No. 3 supplements information contained in our prospectus dated July 17, 2017, as amended and supplemented from time to time, amends the information contained in Prospectus Supplement No. 2 to such prospectus, and includes the attached Current Report on Form 8-K as filed with the Securities and Exchange Commission on September 18, 2017. The prospectus relates to the resale by the selling security holders identified on pages 28-34 of the prospectus of up to 22,225,950 shares of our common stock, par value $0.0001 per share.

You should read this Prospectus Supplement No. 3 in conjunction with Prospectus Supplement No. 2 and the prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.

PLEASE CAREFULLY CONSIDER THE “RISK FACTORS” BEGINNING ON PAGE 4 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement No. 3 or the Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 18, 2017

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): September 15, 2017

INSPIRED ENTERTAINMENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36689	47-1025534
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

250 West 57th Street, Suite 2223 New York, New York	10107
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (646) 565-3861

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

On Friday, September 15, 2017, Inspired Entertainment, Inc. (the “Company”) received written notice from The NASDAQ Stock Market LLC confirming that the Nasdaq Listing Qualifications Hearings Panel had determined that the Company has met the minimum 300 round lot shareholder requirement applicable to the Company’s common stock; that the listing of the Company’s common stock on The Nasdaq Capital Market would continue; and that the compliance matter has been closed.

On Monday, September 18, 2017, the Company issued a press release announcing the matters described above. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

Exhibit Number	Exhibit Description

99.1	Press Release issued by Inspired Entertainment, Inc. on September 18, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 18, 2017

INSPIRED ENTERTAINMENT, INC.

By	/s/ A. Lorne Weil
Name: A. Lorne Weil
Title: Executive Chairman

 EXHIBIT INDEX

Exhibit Number	Exhibit Description

99.1	Press Release issued by Inspired Entertainment, Inc. on September 18, 2017, incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K, filed with the U.S. Securities and Exchange Commission on September 18, 2017.